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                                                                      Exhibit 21
                                                                       1995 10-K



                          Subsidiaries of Plexus Corp.


1. Electronic Assembly Corporation, a Wisconsin corporation

2. Technology Group, Inc., a Wisconsin corporation

3. Plexus General Partner Corp., a Wisconsin corporation